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                                                                   Exhibit 10.21


                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made as of the 23rd day of April, 1999, by and between Foilmark, Inc., a Delaware corporation (the "Company"), Foilmark Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company ("Foilmark Sub"), and Joseph T. Webb (hereinafter, the "Employee").

                                    RECITALS

         WHEREAS, the Company and Employee have entered into that certain Employment Agreement between HoloPak Technologies, Inc., a Delaware corporation ("HoloPak"), and the Employee, dated as of May 18, 1998 (the "Original Employment Agreement");

         WHEREAS, HoloPak, the Company and Foilmark Sub are parties to the Agreement and Plan of Merger, dated as of November 17, 1998 (the "Merger Agreement"), whereby HoloPak will be merged with and into Foilmark Sub (the "Merger"), with Foilmark Sub as the surviving corporation in the Merger (the "Surviving Corporation");

         WHEREAS, Employee and HoloPak mutually agree that the Original Employment Agreement shall terminate immediately prior to the effective time of the Merger, and concurrently that the Company shall employ Employee as of the effective time of the Merger; and

         WHEREAS, as a condition precedent to the Merger Agreement, the Company has agreed to employ Employee under the terms and conditions set forth below.

                                   WITNESSETH

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.       EMPLOYMENT

         The Company hereby employs the Employee in a senior executive position of the Company as Vice President of Operations, East Brunswick, New Jersey, and Employee hereby accepts such employment. During the term of employment under this Agreement (the "Employment Term"), the Employee shall perform such duties as are requested from time to time by the Board of Directors of the Company or the Chief Executive Officer of the Company.

2.       PERFORMANCE

         During the Employment Term, the Employee shall devote his entire business efforts to the performance of his duties thereunder.

3.       TERM

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         Unless otherwise terminated in accordance with Section 5 or 6 hereof, the Employment Term of this Agreement shall be for an initial one year commencing on the date hereof, and continuing thereafter for successive one-year renewal terms.

4.       COMPENSATION FOR EMPLOYMENT

         (a) The basic annual compensation of the Employee for his employment services to the Company and to all of its affiliated companies during the Employment Term shall be $145,000 (the "Salary"), which the Company shall pay to the Employee in accordance with the normal payroll policy and in compliance with federal and state law. The Company may adjust the Salary upward on an annual basis, but the Salary shall not be decreased.

         (b) Commencing on the date hereof (the "Bonus Starting Date") and continuing during the Employment Term, the Company shall pay the Employee a bonus in accordance with this paragraph 4(b). For each fiscal year during the Employment Term, the Board of Directors, in its sole discretion, shall establish a budget for operating income for foil and holography or such other profit parameters as approved by the Compensation Committee of the Company in accordance with generally accepted accounting principles consistently applied ("GAAP") subject to approval by the Compensation Committee of the Company the Employee's bonus will vary as a percentage of Salary in relation to the percentage achievement of that budget as follows:



           Percentage of                 Percentage of Salary Earned
           Bonus Attained                         As Bonus
           --------------                ---------------------------
           less than 80%                              0%
           80%                                       10%
           90%                                       20%
           100%                                      30%
           110%                                      40%
           120% and above                            50%


For a percentage of budget achievement between the benchmarks, the percentage of the Salary shall be linearly interpolated, provided that no bonus shall be paid for achievement less than 80% of budget and the maximum bonus shall be 50% of Salary in any event. In the case of a partial fiscal year, the Company shall adjust the bonus to correspond to the Company's budget and the Salary for the portion of the applicable fiscal year that shall be included in the Employment Term. Notwithstanding the foregoing, the Employee's initial bonus period (the "Initial Bonus Period") shall be the period starting with the Bonus Starting Date and ending with the Company's fiscal year, and the Company shall use its budget for that period (a copy of which the Company has provided to the Employee) to determine the Employee's eligibility for a bonus, and then apply the applicable bonus percentage to that portion of the Employee's annual Salary that relates to the Initial Bonus Period. The Employee's second bonus period shall be the period beginning with the Company's fiscal year and ending with the Company's second fiscal year, and the Company shall prepare a budget for that period and determine the Employee's eligibility for a bonus in the manner described for the Initial Bonus Period. The bonus program shall continue with each extension of the Employment Term as defined in paragraph 3 hereof, with the bonus periods corresponding to the Company's fiscal year. Bonuses shall continue to be calculated as described in this paragraph.


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         (c) During the Employment Term, the Company shall also provide the
Employee with those fringe benefits specified on Exhibit A (the "Fringe Benefits"). The Company shall also reimburse the Employee for any reasonable business expenses incurred on the Company's behalf in connection with the performance of his services during the Employment Term.

         (d) HoloPak has granted to the Employee under its Non-Qualified Stock Option Plan (the "HoloPak Plan"), options to purchase shares of Common Stock ("Options"). Pursuant to and in accordance with Section 3.4 of the Merger Agreement, at the effective time of the Merger, the Options shall be converted into and become rights with respect to shares of common stock of Foilmark, and Foilmark shall assume each Option.

         (e) As of the effective date of the Merger, the Company shall grant to the Employee under its 1995 Amended and Restated Employee Stock Option Plan (the "Plan") options ("Options") to purchase shares of 10,000 shares of Company common stock, $.01 par value, at an exercise price and pursuant to the vesting schedule set forth in the Plan.

         (f) The Employee will be eligible to participate in the Plan and, therefore, will be eligible for grants of stock options in addition to the Options referred to above. The administrator of the Plan, which is currently the Compensation Committee of the Board of Directors, will determine, from time to time, whether any such additional Options shall be granted to the Employee and the exercise price, vesting schedule and other terms of any such additional options that may be granted.

         (g) The Company's commitment to grant additional Options is subject to the Company's obtaining approval of such items by the Board of Directors of the Company.

5.       TERMINATION WITHOUT COMPENSATION

         (a) PARTIAL OR TOTAL DISABILITY. If the Employee is unable to perform his duties and responsibilities hereunder to the full extent required by reason of non-employment related illness, injury or incapacity for six months (during which time he shall continue to be compensated hereunder), the Company may terminate the Employment Term, and the Company shall not have any further liability or obligation to the Employee hereunder except for any unpaid Salary, any unpaid bonus earned by Employee pursuant to Section 4(b) hereof for the bonus period in which termination of employment occurs, adjusted pro rata based upon the portion of such bonus period in which the Employee was actually employed by the Company hereunder and any Fringe Benefits accrued to the date of termination, provided, however, that Employee reserves any rights that he may have against the Company with respect to any claims for damages and/or benefits under any Workers' Compensation Act, or otherwise, arising out of injuries, illness or incapacity incurred as a result of his employment with the Company (an "Employment Injury"). In the event of any dispute under this Section 5(a), the Employee shall submit to a physical examination by a licensed physician mutually satisfactory to the Company and the Employee, the cost of such examination to be paid by the Company, and the determination of such physician shall be determinative. If, after termination due to disability as provided herein, the Employee obtains, at his sole expense, medical certification from a licensed physician reasonably satisfactory to the Company that such disability has ended, the Company shall offer to employ the Employee pursuant to the terms of this Agreement for the remainder of the initial term or any renewal term in effect at the time of termination, except that the Company shall not be required to re-employ the Employee at the same officer position if the Company shall have elected another person to such position during the period of the Employee's disability and such other person continues in such position at the time of the Employee's return to employment.


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         (b) DEATH. If the Employee dies, this Employment Agreement (except for the provisions of Sections 6, 10 and 11 hereof) shall terminate, and thereafter the Company shall not have any further liability or obligation to the Employee, his executors, administrators, heirs, assigns or any other person claiming under or through him except for unpaid Salary, any unpaid bonus earned by Employee pursuant to Section 4(b) hereof for the bonus period in which Employee's death occurs, adjusted pro rata based upon the portion of such bonus period in which the Employee was actually employed by the Company hereunder and any Fringe Benefits, accrued to the date of his death.

         (c) CAUSE. The Company may terminate the Employee's employment for "cause" by giving the Employee 60 days' written notice of the termination date and thereafter the Company shall not have any further liability or obligation to the Employee. For the purposes of this Agreement, "cause" shall mean the failure of the Employee to observe or perform (other than by reason of illness, injury, or incapacity) any of the material terms or provisions of this Agreement, dishonesty, willful misconduct, material neglect of the Company's business, conviction of a felony or other crime involving moral turpitude, misappropriation of funds or habitual insobriety. Any such willful misconduct or material neglect shall constitute "cause" only if the action (or omission) at issued shall be continuing 30 days after the Company gives the Employee written notice of such willful misconduct or material neglect constituting "cause".

6.       TERMINATION WITH COMPENSATION

         (a) NON-RENEWAL OF TERM. The Employment Term may be terminated by either party hereto as of the end of the initial term or any renewal term then in effect by giving written notice of the intention to terminate the Employment Term at least 90 days prior to the proposed termination date. If the Company terminates the Employment Term under such circumstances, the Company shall provide the Employee with the Termination Compensation specified in Section 6(c).

         (b) WITHOUT CAUSE. During the initial one-year term, the Company shall have the right to terminate the Employment Term without cause at any time by giving the Employee 60 days' written notice of the termination date. Under such circumstances, the Company shall provide the Employee with the Termination Compensation specified in Section 6(c).

         (c) TERMINATION COMPENSATION. The "Termination Compensation" shall consist of payment of the Employee's Salary under Section 4(a) hereof, at the level in effect at the date of termination, for 12 months (with continuing benefits during the 12 months, excluding car allowance). The Employee will be able to purchase medical benefits through the Company at a rate equal to the Company's total cost to provide such benefits to an employee, through age 65. The Employee shall not be entitled to any Termination Compensation under this
Section 6 unless the Employee executes and delivers to the Company after a notice of termination a release in a form satisfactory to the Company in its sole discretion by which the Employee releases the Company and its affiliates, and the Company so releases the Employee, from any obligations and liabilities of any type whatsoever, except for the Company's obligation to provide the Salary specified in this Section 6, any unpaid bonus earned by Employee pursuant to Section 4(b) hereof for the bonus period in which termination of employment occurs, adjusted pro rata based upon the portion of such bonus period in which the Employee was actually employed by the Company hereunder and any liability for any Employment Injury. The parties hereto acknowledge that the Salary to be provided under this Section 6 is to be provided in consideration for the above-specified release.

         (d) EXCLUSIVITY. Upon any termination by the Company under Section 6(a) or Section 6(c), the

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Company shall not have any obligation to the Employee, his executors, administrators, heirs or assigns or any other person claiming under or through him other than to provide the Termination Compensation under the terms and conditions of Section 6(c) and any other obligation that the Company may have for any Employment Injury.

7.       AGREEMENT NOT TO COMPETE.

         (a) During the Non-Competition Period (defined below), the Employee shall not, within the Restricted Area (defined below) directly or indirectly, in any capacity, without the express written consent of the Chief Executive Officer of the Company, render his services, engage in any business activity or have a financial interest, in any business (other than as the holder of not more than one percent of the total outstanding stock of any publicly-held company) that is competitive with any of those business activities in which the Company, the Surviving Corporation, Foilmark Manufacturing Corporation, Transfer Print Foils, Inc., Alubec Industries, Inc, or any subsidiary of any of the foregoing or any person, partnership, association, corporation or other entity controlled by any or all of them (collectively, the "Foilmark Parties") shall have been engaged during his employment by the Company, nor shall the Employee assist any person or entity that is engaged in such business, including by making Foilmark Information (defined below) available to any such person or entity. In addition, the Employee shall not directly or indirectly solicit or otherwise encourage any of the employees of any Foilmark Party to terminate his employment with the applicable Foilmark Party. Notwithstanding the above, the Employee may become employed or consult in the areas of adhesive coating, extrusion coating, silicone coating, laminating, printing, paper or film manufacturing upon termination of his employment, except to the extent that the Company can prove such subsequent employment is in direct competition with a Foilmark Party. As used herein, the "Restricted Area" means, the (i) United States of America and
(ii) Canada. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time and space, the court is hereby requested and authorized by the parties hereto to review the foregoing restriction to include the maximum restrictions allowable under applicable law. The "Non-Competition Period" means the period during which the Employee is employed hereunder. In addition, (A) in the case of termination of employment pursuant to Section 6 hereof, the "Non-Competition Period" shall be extended from the date of such termination of employment for a period equal to the greater of (x) the period in which any payment of compensation (except for an employment related injury) is made to Employee pursuant to this Agreement and (y) one year, or (B) in the case of termination of employment pursuant to
Section 5 hereof, the "Non-Competition Period" shall be extended from the date of such termination of employment for a period of one year.

         (b) The terms of this Section 7 shall apply to the Employee and any Person controlled by the Employee, including any relative of the Employee, to the same extent as if they were parties hereto, and the Employee shall take whatever actions may be necessary to cause any such Persons or entities to adhere to the terms of this Section 7.

8.       INVENTIONS, DESIGNS AND PRODUCT DEVELOPMENTS

         All inventions, innovations, designs, ideas and product developments (collectively, the "Developments"), developed or conceived by the Employee, solely or jointly with others, whether or not patentable or copyrightable, at any time during the Employment Term and that relate to the actual or planned business activities of any Foilmark Party and all of Employee's right, title and interest therein, shall be the

                                      -5-
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exclusive property of the applicable Foilmark Party. The Employee hereby assigns, transfers and conveys to any applicable Foilmark Party all of his right, title and interest in and to any and all such Developments. As requested from time to time by the Board, the Employee shall disclose fully, as soon as practicable and in writing, all Developments to the Chief Executive Officer of the Company. At any time and from time to time, upon the request of any of the Board, the Employee shall execute and deliver to the Company any and all instruments, documents and papers, give evidence and do any and all other acts that, in the opinion of counsel for the Company, are or may be necessary or desirable to document such transfer or to enable any applicable Foilmark Party to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The applicable Foilmark Party will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse the Employee for all reasonable expenses by him in compliance with the provisions of this Section.

9.       CONFIDENTIAL INFORMATION

         (a) The Employee has had and will have possession of or access to confidential information relating to the business of one or more Foilmark Parties, including writings, equipment, processes, drawings, reports, manuals, invention records, financial information, business plans, customer lists, the identity of or other facts relating to prospective customers, inventory lists, arrangements with suppliers and customers, computer programs, or other material embodying trade secrets, customer or product information or technical or business information of certain Foilmark Parties. All such information, other than any information that is in the public domain through no act or omission of the Employee or which he is authorized to disclose, or that the Employee had in his possession prior to his employment with the Company, is referred to collectively as the "Foilmark Information." During and after the Employment Term the Employee shall not knowingly, willfully or intentionally (i) use or exploit in any manner the Foilmark Information for himself or any Person other than a Foilmark Party, (ii) remove any Foilmark Information, or any reproduction thereof, from the possession or control of any Foilmark Party or (iii) treat Foilmark Information other than in a confidential manner.

         (b) All Foilmark Information developed, created or maintained by the Employee, alone or with others employed by the Company, and all Foilmark Information maintained by the Employee thereafter, shall remain at all times the exclusive property of the applicable Foilmark Party. The Employee shall return to the Company all Foilmark Information, and reproductions thereof, whether prepared by him or others, that are in his possession immediately upon request and in any event upon the completion of his employment by the Company.

10.      REMEDIES

         The Employee expressly acknowledges that the remedy at law for any breach of Sections 7, 8 or 9 will be inadequate and that upon any breach or threatened breach, the Company (or Foilmark Party) shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, in equity or otherwise, and to enforce the specific performance of the Employee's obligations under these provisions without the necessity of proving the actual damage or the inadequacy of a legal remedy. Subject to the remainder of this
Section 10, the rights conferred upon the Company (and any Foilmark Party) by the preceding sentence shall


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not be exclusive of, but shall be in addition to, any other rights or remedies which the Company may have at law, in equity or otherwise.

11.      SURVIVAL

         Notwithstanding the termination of the Employment Term pursuant to
Section 5 or 6, the obligations of the Employee under Sections 7, 8 and 9 shall survive and remain in full force and effect and the Company shall be entitled to relief against the Employee pursuant to the provisions of Section 10 hereof.

12.      GENERAL

         (a) GOVERNING LAW. The terms of this Agreement shall be governed by the laws of the State of New Jersey.

         (b) INTERPRETATION. Unless the context of this Agreement clearly requires otherwise, (i) references to the plural include the singular, and to the singular include the plural, (ii) "or" has the inclusive meaning frequently identified with the phrase "and/or" and (iii) "including" has the inclusive meaning frequently identified with the phrase "but not limited to." The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

         (c) BINDING EFFECT. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee. Any Foilmark Party other than the Company is a third party beneficiary of this Agreement and may enforce the provisions of this Agreement that pertain to such Foilmark Party, including Sections 7, 8 and 9, to the same extent as if a party hereto.

         (d) NOTICES. All notices required to be given under this Agreement shall be in writing and shall be deemed to have been given when personally delivered or when mailed by registered or certified mail, postage prepaid, return receipt requested, or when sent by Federal Express or other overnight delivery service, addressed as follows (or to such other address that a party may provide from time to time by notice to the other parties):


         TO EMPLOYEE:

         Dr. J.T. Webb
         55 Winthrop Road
         Lawrenceville, New Jersey  08648

         TO THE COMPANY:

         Foilmark, Inc.
         4 Malcolm Hoyt Drive


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

         Newburyport, MA  01950
         Attention:  President

         (e) ENTIRE AGREEMENT; TERMINATION OF PRIOR AGREEMENTS; MODIFICATION. This Agreement (including Exhibit A hereto) constitute the entire agreement of the parties hereto with respect to the subject matter hereof. This Agreement may not be modified or amended in any way except in writing by the parties hereto.

         (f) WAIVER. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches.

         (g) SEVERABILITY. If any provision of this Agreement or application thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or rend unenforceable such provision in any other jurisdiction.

         (h) COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument.

         (i) TERMINATION OF ORIGINAL EMPLOYMENT AGREEMENT. Employee and Foilmark Sub agree that the Original Employment Agreement, and that certain Employment Agreement, dated as of May 18, 1998, between the Company and Employee (the "May Employment Agreement"), have each been terminated without any further force and effect, effective immediately prior to the effective time of the Merger. In consideration for entering into this Agreement, the sufficiency of which is hereby acknowledged, Employee hereby concurrently waives all rights that he may have under the Original Employment Agreement and the May Employment Agreement, including, but not limited to, any right that he may have to Termination Compensation (as such term is defined in the Original Employment Agreement) under the Original Employment Agreement and the May Employment Agreement arising out of or as a result of such termination of the Original Employment Agreement and the May Employment Agreement.


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         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Agreement the day and year first written above.


                                  FOILMARK, INC.


                                  By: /s/
                                     ------------------------------------------
                                  Name: Frank J. Olsen, Jr.
                                  Title: President & Chief Executive Officer

                                  FOILMARK ACQUISITION CORPORATION



                                  By: /s/
                                     ------------------------------------------
                                  Name: Frank J. Olsen, Jr.
                                  Title: President



                                  /s/
                                  ------------------------------------------
                                  Joseph T. Webb



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                                    EXHIBIT A

                                 FRINGE BENEFITS

1. TYPICAL OFFICE BENEFITS: Inclusion in the benefit plans generally given to executive officers of the Company from time to time, life and disability insurance, and participation in any of the Company's profit sharing and pension plans. In addition, the Company shall waive the waiting period for participation in the profit sharing and 401(k) plans to the extent permitted by law to allow Employee to participate in such plans at the earliest possible dates.

2. VACATION: Each one-year period of employment under this Agreement will entitle Employee to a total of four weeks paid vacation in such year.

3. AUTOMOBILE ALLOWANCE: A monthly allowance for a car and insurance, and gas and maintenance expenses, as allowed and consistent with those given to executive officers of the Company.